Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Form S-1 Registration Statement and related Prospectus of Oxbridge Re Holdings Limited. (the “Company”), for the registration of $3,807,900 of units, each unit consisting of one of the Company’s ordinary shares and one warrant, and to the incorporation by reference therein of our report dated January 20, 2014, relating to the consolidated balance sheet of the Company and its subsidiaries at December 31, 2013, and the related consolidated statements of income, shareholders’ equity and cash flows for the period from April 4, 2013 (date of incorporation) to December 31, 2013, which are included in such Registration Statement.

HACKER, JOHNSON & SMITH PA
Tampa, Florida
March 18, 2014